FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust, Inc. Sets Second Quarter 2014

Earnings Release Date

New York, New York, July 15, 2014 − American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) (NASDAQ: HCT) announced today it will release its financial results for the second quarter of 2014 on Tuesday, August 12, 2014 after the market close.

Due to the previously announced pending merger with Ventas, Inc., ARC Healthcare will not host a conference call or webcast to discuss second quarter 2014 financial results. ARC Healthcare expects the transaction to close in accordance with its terms. Link: Ventas to Acquire American Realty Healthcare Trust, Inc.

About ARC Healthcare

ARC Healthcare is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning a balanced and diversified portfolio of medical office buildings, seniors housing and select hospital and post-acute care properties. Additional information about ARC Healthcare can be found on its website at www.archealthcaretrust.com. ARC Healthcare may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Healthcare's Annual Report on Form 10-K filed on February 26, 2014. Further, forward-looking statements speak only as of the date they are made, and ARC Healthcare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

ARC Healthcare’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in ARC Healthcare’s filings with the Securities and Exchange Commission. These factors include without limitation the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement including, but not limited to the failure to obtain ARC Healthcare stockholder or regulatory approval of the merger or to satisfy other conditions to completion of the merger.

Contacts

Anthony J. DeFazio	Edward F. Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director

Investor Relations / Public Relations

RCS Capital Corporation

abackman@rcscapital.com

(917) 475-2135